Exhibit 3.1

Amendment to the Bylaws of UQM Technologies, Inc.

Adopted February 10, 2011

1. Section 2.01 shall read in its entirety as follows:

Section 2.01 Annual Meeting. An annual meeting of the shareholders shall be held on such date as may be determined by the board of directors for the purpose of electing directors and for the transaction of such other business as may come before the meeting. Failure to hold an annual meeting as required by these bylaws shall not invalidate any action taken by the board of directors or officers of the corporation.

2. Section 2.02 shall be amended by replacing "president" with "chief executive officer."

3. Section 2.04 shall read in its entirety as follows:

Section 2.04 Notice of Meetings. Except as otherwise required by law, written notice of each meeting of the shareholders stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called shall be given, either personally (including delivery by private courier), by electronic transmission or by first class mail, to each shareholder of record entitled to notice of such meeting, not less than ten nor more than 60 days before the date of the meeting, except that if the authorized shares of the corporation are to be increased, at least 30 days notice shall be given, and if the sale, lease, exchange or other disposition of all or substantially all of the property and assets of the corporation not in the usual and regular course of business is to be voted on, at least 20 days notice shall be given. Such notice shall be deemed to be given, if personally delivered, when delivered to the shareholder, if by electronic transmission, when given in accordance with applicable law, and if mailed, when deposited in the United States mail, addressed to the shareholder at his address as it appears on the stock transfer books of the corporation, with postage thereon prepaid, but if three successive notices mailed to the last-known address of any shareholder of record are returned as undeliverable no further notices to such shareholder shall be necessary until another address for such shareholder is made known to the corporation. If a meeting is adjourned to another time or place, notice need not be given if the time and place thereof are announced at the meeting, unless the adjournment is for more than 30 days or if after the adjournment a new record date is fixed, in either of which case notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting in accordance with the foregoing provisions of this Section 2.04.

4. Section 2.09 shall read in its entirety as follows:

Section 2.09 Quorum and Manner of Acting. At all meetings of shareholders, one-third of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum. If a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders, unless the vote of a greater proportion or number or voting by classes is otherwise required by the laws of Colorado, the articles of incorporation or these bylaws. In the absence of a quorum, a majority of the shares so represented may adjourn the meeting from time to time for a period not to exceed sixty days at any one adjournment. At any such adjourned meeting, at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the original meeting. Abstentions and broker votes and broker nonvotes (only when accompanied by broker votes with respect to at least one matter at the meeting) are considered present and entitled to vote for purposes of establishing a quorum for the transaction of business at a meeting of stockholders. A "broker vote" occurs when a broker votes the shares on any matter pursuant to either (i) the voting instructions and authority received from its client who is the beneficial owner of the shares or (ii) the broker's discretionary authority to vote the shares under the applicable rules and regulations of the NYSE Amex or other national securities exchange governing the voting authority of brokers. A "broker nonvote" occurs when a broker has not received voting instructions from its client who is the beneficial owner of the shares and the broker is barred from exercising its discretionary authority to vote the shares under the applicable rules and regulations of the NYSE Amex or other securities exchange governing the voting authority of brokers.

5. Section 2.11 shall read in its entirety as follows:

Section 2.11 Voting of Shares. Subject to the provisions of Section 2.06, each outstanding share of record, regardless of class, is entitled to one vote, and each outstanding fractional share of record is entitled to a corresponding fractional vote, on each matter submitted to a vote of the shareholders either at a meeting thereof or pursuant to Section 2.13, except to the extent that the voting rights of the shares of any class or classes are limited or denied by the articles of incorporation as permitted by the Colorado Corporation Code. For the avoidance of doubt, abstentions and broker nonvotes will not be counted as votes cast. In the election of directors each record holder of stock entitled to vote at such election shall have the right to vote the number of shares owned by him for as many persons as there are directors to be elected, and for whose election he has the right to vote. Cumulative voting shall not be allowed.

6. Section 4.07(a) shall read in its entirety as follows:

(a) Chairman of the Board. The chairman of the board shall be elected from among the directors. Subject to the direction and supervision of the board of directors, he shall (i) preside at all meetings of the corporation's shareholders and board of directors; and (ii) perform such other duties as may be assigned to him from time to time by the board of directors.

7. Section 4.07(b) shall be redesignated as Section 4.07(c) and shall read in its entirety as follows:

(c) President. The president shall be the chief operating officer of the corporation. Subject to the direction and supervision of the board of directors, he shall (i) supervise the day to day operations of the corporation; and (ii) perform all other duties incident to the office of president and as from time to time may be assigned to him by the chief executive officer or by the board of directors.

8. Sections 4.07 (c), (d) and (e) shall be redesignated as Sections 4.07(d), (e) and (f), respectively.

9. The following new Section 4.07(b) shall be added:

(b) Chief Executive Officer. The chief executive officer of the corporation, subject to the direction and supervision of the board of directors, shall (i) have primary authority with respect to all matters regarding corporate policy; (ii) supervise and control the business of the corporation, its officers and employees and (iii) perform such other duties as may be assigned to him from time to time by the board of directors.